EXHIBIT 99.1

Investor Relations:

Brett Maas

Hayden IR

(646) 536-7331

brett@haydenir.com

PCM REPORTS RECORD THIRD QUARTER RESULTS

Reports Record Third Quarter EPS of $0.43; Record Third Quarter Adjusted EPS of $0.52

Company Increases Full-Year Earnings Guidance, Expects $1.81 to $1.89 Adjusted EPS

El Segundo, California — October 26, 2016 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported record financial results for the third quarter of 2016.

Third Quarter 2016 Highlights (Compared to Third Quarter 2015)

●	Record net sales of $584.9 million, up 44%
●	Record third quarter gross profit of $82.7 million, up 37%
●	Record third quarter operating profit of $10.7 million, up $9.7 million
●	Record third quarter adjusted EBITDA of $15.2 million, up 145%
●	Record third quarter diluted EPS of $0.43 compared to $(0.04)
●	Record third quarter adjusted EPS from continuing operations of $0.52 compared to $0.12

Frank Khulusi, Chairman and CEO of PCM, Inc., commented, “This was a quarter of tremendous execution. We smashed the high end of our sales guidance by approximately $25 million, and exceeded the sales of the second quarter which was expected to be our seasonally strongest. We also exceeded our stated gross margin target range of 13.5% to 14%. As a result, we crushed the high end of our EPS guidance, exceeding it by $0.15, or 40%, and delivering $0.52 in adjusted EPS. In summary, this was a phenomenal quarter, delivering strong organic growth as a result of the aggressive investments we’ve made over the past few years, and leveraging our 2015 acquisitions. We continued to gain momentum as evidenced by the substantial increase in our Q3 2016 year over year growth rate of 44% compared to our Q2 2016 year over year growth rate of 21% with no additional acquisitions consummated in either of the 2016 periods, and my confidence in the business continues to rise. The third quarter results further validate our strategic position as a larger, more profitable, and increasingly sophisticated IT solutions powerhouse. It’s a great time to be at PCM, and we are better positioned than ever for the future.”

Jay Miley, President of PCM, Inc., said, “I continue to be encouraged by the performance of our sales teams. Our field sales team, which primarily serves commercial, mid-market and enterprise customers, organically delivered 21% revenue growth year on year, far outpacing industry norms. Additionally, our public sector business grew their top line by 31% and their operating income by 27% year on year, driven by improved performance in our SLED business. I’m also encouraged that the investments we have made in our advanced solutions business are paying off. This business represented 43% of our gross billed revenues in the third quarter, an increase from the 41% mix in the prior year, despite the acquisition of Tiger Direct in December 2015, which primarily sells categories outside of advanced solutions.”

Miley continued, “As we previously indicated, we are also making significant investments in our new Rio Rancho sales office. As of today we have 74 sales reps in Rio Rancho. Despite the investments we have made in Rio Rancho and the advanced solutions I just mentioned, our cost structure significantly improved year over year by 232 basis points, primarily driven by disciplined cost management, the realization of acquisition synergies and improved productivity.”

Khulusi continued, “Given the recent significant increase in our stock price, we have determined that it is best to measure our financial performance and report our adjusted results without the impact of stock-based compensation, which has a greater impact for additional grants at higher stock price levels. This exclusion is also consistent with how certain of our peer group measure and report their performance. For 2016, our stock-based compensation expense was approximately $0.5 million per quarter, or between $0.02 and $0.03 per share, and $0.02 per share in Q3 2016. Our previous guidance of $1.51 to $1.64 in adjusted EPS for the 2016 fiscal year, adjusted for this change, would have been $1.61 to $1.74.”

1

Commenting on PCM’s outlook, Khulusi concluded, “Due to our phenomenal Q3 and year-to-date results and our continued focus on delivering strong performance, we are increasing our full year adjusted EPS guidance to a range of $1.81 to $1.89 per share on sales in the range of $2.23 billion to $2.24 billion. For the fourth quarter, this translates to adjusted EPS expected in the range of $0.40 to $0.48 per share on revenues of $565 million to $580 million, with two less selling days in Q4 compared to Q3 and assumes a slightly higher level of sales reported on a net basis.”

Results of Operations

Net Sales

The following table presents our net sales by segment for the periods presented (dollars in thousands):

	Three Months Ended September 30,
	2016		2015
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$459,558	79%	$336,372	83%	$123,186	37%
Public Sector	89,688	15	68,572	17	21,116	31
Canada	35,724	6	—	—	35,724	NM	(1)
Corporate & Other	(33)	—	(11)	—	(22)	NM	(1)
Consolidated	$584,937	100%	$404,933	100%	$180,004	44%

(1) Not meaningful.

Consolidated net sales were $584.9 million in the three months ended September 30, 2016 compared to $404.9 million in the three months ended September 30, 2015, an increase of $180.0 million, or 44%. This increase was primarily due to the addition of sales from our fourth quarter 2015 acquisitions and strong organic growth predominantly in our field sales organization, as well as growth in our state, local and educational business within the Public Sector segment. Consolidated sales of services were $37.2 million in the three months ended September 30, 2016 compared to $31.9 million in the three months ended September 30, 2015, an increase of $5.3 million, or 17%, and represented 6% and 8% of net sales in each of the three months ended September 30, 2016 and 2015, respectively.

Commercial net sales were $459.6 million in the three months ended September 30, 2016 compared to $336.4 million in the three months ended September 30, 2015, an increase of $123.2 million or 37%. The increase in Commercial net sales was primarily due to the addition of sales from our Tiger Direct acquisition and strong organic growth predominantly in our field sales organization.

Public Sector net sales were $89.7 million in the three months ended September 30, 2016 compared to $68.6 million in the three months ended September 30, 2015, an increase of $21.1 million, or 31%. The increase in Public Sector net sales was primarily due to an increase in sales for our state and local government and educational institution (“SLED”) business including the addition of sales from our Tiger Direct acquisition, partially offset by a small decrease in our federal business.

Canada net sales were $35.7 million in the three months ended September 30, 2016, representing the sales from our Acrodex acquisition and the Canadian unit of the Tiger Direct assets acquired in December 2015.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $82.7 million in the three months ended September 30, 2016 compared to $60.1 million in the three months ended September 30, 2015, an increase of $22.6 million, or 37%. Consolidated gross profit margin decreased to 14.1% in the three months ended September 30, 2016 from 14.9% in the same period last year. The increase in consolidated gross profit was primarily due to the increase in sales discussed above. The decrease in consolidated gross profit margin was primarily due to a change in sales mix, including a lower mix of sales reported on a net basis, and a 19 basis point decrease in vendor consideration as a percent of net sales.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $72.0 million in the three months ended September 30, 2016 compared to $59.2 million in the three months ended September 30, 2015, an increase of $12.8 million, or 22%. Consolidated SG&A expenses as a percentage of net sales decreased to 12.3% in the three months ended September 30, 2016 from 14.6% in the same period last year. The increase in consolidated SG&A expenses was primarily related to our fourth quarter 2015 acquisitions, including a $7.7 million increase in personnel costs primarily related to the acquisitions, a $1.0 million increase in amortization expense related to purchased intangibles and a $1.2 million increase in credit card related fees, partially offset by a $1.1 million decrease in M&A related fees.

2

Operating Profit (Loss)

The following table presents our operating profit (loss) and operating profit margin by segment for the periods presented (dollars in thousands):

	Three Months Ended September 30,									Change in
	2016			2015			Change in			Operating
	Operating Profit	Operating Profit		Operating Profit	Operating Profit		Operating Profit (Loss)			Profit Margin
	(Loss)	Margin(1)		(Loss)	Margin(1)		$	%		%
Commercial	$20,779	4.5%		$16,301	4.8%		$4,478	27%		(0.3)%
Public Sector	4,779	5.3		3,772	5.5		1,007	27		(0.2)
Canada	780	2.2		—	—		780	NM	)(2)	2.2
Corporate & Other	(15,638)	(2.7	)(1)	(19,117)	(4.7	)(1)	3,479	(18)		2.0
Consolidated	$10,700	1.8%		$956	0.2%		$9,744	1,019%		1.6%

(1)	Operating profit margin for Corporate & Other is computed based on consolidated net sales. Operating profit margin for each of the other segments is computed based on the respective segment’s net sales.
(2)	Not meaningful.

Consolidated operating profit was $10.7 million in the three months ended September 30, 2016 compared to $1.0 million in the three months ended September 30, 2015, an increase of $9.7 million.

Commercial operating profit was $20.8 million in the three months ended September 30, 2016 compared to $16.3 million in the three months ended September 30, 2015, an increase of $4.5 million, or 27%. The increase in Commercial operating profit was primarily due to a $14.9 million increase in Commercial gross profit, partially offset by increases in personnel costs related to the Tiger Direct acquisition, investments in advanced technologies and software specialists and variable compensation on increased gross profit.

Public Sector operating profit was $4.8 million in the three months ended September 30, 2016 compared to $3.8 million in the three months ended September 30, 2015, an increase of $1.0 million, or 27%. The increase in Public Sector operating profit was primarily due to an increase in Public Sector gross profit, partially offset by a $0.5 million increase in personnel costs and $0.2 million of amortization costs primarily resulting from the Tiger Direct acquisition.

Canada operating profit was $0.8 million in the three months ended September 30, 2016, representing the operating profit from our Acrodex acquisition and the Canadian unit of the Tiger Direct assets acquired in the fourth quarter of 2015.

Corporate & Other operating expenses include corporate related expenses such as legal, accounting, information technology, product management and certain other administrative costs that are not otherwise included in our reportable operating segments. Corporate & Other operating expenses were $15.6 million in the three months ended September 30, 2016 compared to $19.1 million in the three months ended September 30, 2015, a decrease of $3.5 million, or 18%. The decrease in our Corporate & Other operating expenses was primarily due to a $1.1 million decrease in M&A related expenses, a $0.5 million decrease in depreciation expense and a $0.4 million gain resulting from a favorably negotiated lease termination.

Income (Loss) From Continuing Operations

Income from continuing operations (after tax) was $5.3 million, or $0.43 per diluted share, in the three months ended September 30, 2016 compared to loss from continuing operation of $0.5 million, or $(0.04) per diluted share, in the same period last year.

Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA (as defined below) for the three months ended September 30, 2016 was $15.2 million compared to $6.2 million for the three months ended September 30, 2015. Non-GAAP EPS (Adjusted EPS) from continuing operations was $0.52 for the three months ended September 30, 2016 compared to $0.12 in the three months ended September 30, 2015. The increase in adjusted EBITDA and adjusted EPS was primarily driven by the increase in operating profit discussed above, but excludes the impact of a $1.1 million reduction in M&A related fees, and a $0.5 million reduction in severance and restructuring related costs.

Consolidated Balance Sheet and Cash Flow

We generated cash flow from operations for the nine months ended September 30, 2016 of $73.1 million, compared to cash used in operations of $6.3 million in the nine months ended September 30, 2015. Accounts receivable at September 30, 2016 was $377.8 million, an increase of $36.7 million from December 31, 2015. Inventory at September 30, 2016 was $79.0 million, an increase of $23.6 million from December 31, 2015. Accounts payable at September 30, 2016 was $280.9 million, an increase of $79.3 million from December 31, 2015. Cash flow used in investing activities during the nine months ended September 30, 2016 totaled $5.6 million compared to $37.0 million during the nine months ended September 30, 2015. Investing activities for the nine months ended September 30, 2016 were primarily related to $5.1 million of capital expenditures and $0.5 million of incremental acquisition-related investments. Investing activities for the nine months ended September 30, 2015 was primarily related to a $17.3 million payment for our acquisition of the assets of En Pointe, the purchase of real property in Irvine, California for $5.8 million and the purchase of real property in Lewis Center, Ohio for $6.0 million, as well as expenditures relating to investments in our IT infrastructure and the creation of enhanced electronic tools for our account executives and sales support staff. Total notes payable, including the $4.7 million of note payable related to asset held for sale in connection with our Irvine property, decreased by $3.2 million to $36.0 million at September 30, 2016 compared to December 31, 2015. Outstanding borrowings under our line of credit decreased by $40.8 million to $121.7 million at September 30, 2016 compared to December 31, 2015.

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Account Executive Headcount

The following table presents our average account executive headcount, by segment, for our continuing operations for the periods presented:

Average Account Executive Headcount By Segment:	Three Months Ended September 30,
	2016	2015
Commercial	834	646
Public Sector	166	127
Canada	81	—
Total	1,081	773

Product Sales Mix

The following table sets forth our net billed sales by major categories as a percentage of total net billed sales for the periods presented, determined based upon our internal product code classifications.

	Three Months Ended September 30,		Y/Y Sales
Product Sales Mix:	2016	2015	Growth
Software(1)	26%	29%	23%
Notebooks and Tablets	19	18	49
Networking	9	8	58
Manufacturer service and warranties(1)	7	8	21
Delivered services	6	8	17
Desktops	6	7	14
Display	4	4	40
Printers	3	1	160
Accessories	3	3	42
Storage	3	4	31
Servers	2	3	15
Other(2)	12	7	71
Total	100%	100%

(1) Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products.

(2) Other includes power, input devices, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), adjusted EBITDA and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA and adjusted EPS remove the effect of severance and restructuring related expenses related to our cost reduction initiatives and stock-based compensation, as well as uncommon, non-recurring or special items. Adjusted EPS also removes the effect of amortization of intangibles acquired in acquisitions. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. EBITDA, adjusted EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that adjusted EBITDA and adjusted EPS provide a better understanding of our company’s operating performance and cash flows. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

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Conference Call

Management will hold a conference call, which will be webcast, on October 26, 2016 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its third quarter results. To listen to PCM management’s discussion of its third quarter results live, access http://investor.pcm.com/events.cfm.

The archived webcast can be accessed at www.investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 7:30 p.m. ET on October 26, 2016 until November 2, 2016 and can be accessed by calling (855) 859-2056 (International (404) 537-3406) and inputting code 97759833.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers across the United States and Canada. We generated net sales of nearly $2.1 billion in the twelve months ended September 30, 2016. For more information, please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to our strategic positioning; our positioning for future growth; our confidence in the business; expectation of 2016 financial performance, opportunities, expectations or intentions for growth in top or bottom line operating results; expectations of earnings per share and statements regarding our investments paying off. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our ability to attract and retain key employees; our ability to receive expected returns on changes in our sales and services organizations or strategic investments, including without limit, investments in advanced technology solutions and services; risks associated with our ability to integrate our En Pointe, Acrodex and TigerDirect acquisitions; availability of key vendor incentives and other vendor assistance; our IT infrastructure; the relationship between the number of our account executives and productivity; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of our pricing strategy on our operating results; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our Public Sector business; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in Canada and the Asia Pacific region and the related effects on our newly acquired Canadian and our Asia-Pacific operations, including without limitation our executive management’s lack of experience operating in the Canadian market; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; other risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the period ended September 30, 2016, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

5

PCM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net sales	$584,937	$404,933	$1,663,960	$1,179,763
Cost of goods sold	502,282	344,790	1,427,999	1,018,549
Gross profit	82,655	60,143	235,961	161,214
Selling, general and administrative expenses	71,955	59,187	210,377	164,615
Operating profit (loss)	10,700	956	25,584	(3,401)
Interest expense, net	1,598	1,018	4,533	2,661
Income (loss) from continuing operations before income taxes	9,102	(62)	21,051	(6,062)
Income tax expense (benefit)	3,781	421	8,168	(2,230)
Income (loss) from continuing operations	5,321	(483)	12,883	(3,832)
Loss from discontinued operations, net of taxes	—	(302)	—	(259)
Net income (loss)	$5,321	$(785)	$12,883	$(4,091)

Basic and Diluted Earnings (Loss) Per Common Share
Basic EPS:
Income (loss) from continuing operations	$0.45	$(0.04)	$1.09	$(0.32)
Loss from discontinued operations, net of taxes	—	(0.03)	—	(0.02)
Net income (loss)	$0.45	$(0.07)	$1.09	$(0.34)

Diluted EPS:
Income (loss) from continuing operations	$0.43	$(0.04)	$1.04	$(0.32)
Loss from discontinued operations, net of taxes	—	(0.03)	—	(0.02)
Net income (loss)	$0.43	$(0.07)	$1.04	$(0.34)

Weighted average number of common shares outstanding:
Basic	11,722	11,976	11,807	12,101
Diluted	12,503	11,976	12,398	12,101

6

PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
EBITDA(a):
Consolidated operating profit (loss)	$10,700	$956	$25,584	$(3,401)
Add: Consolidated depreciation expense	2,430	2,749	7,522	8,161
Consolidated amortization expense	1,445	421	4,400	924
EBITDA	$14,575	$4,126	$37,506	$5,684

EBITDA Adjustments:
Stock-based compensation	$453	$355	$1,457	$1,220
M&A related fees(b)	146	1,199	907	1,210
Severance & restructuring related costs(c)	39	582	2,273	3,729
Foreign exchange (gain) loss	18	(33)	(262)	(15)
Write-off of CRM(d)	—	—	37	3,327
Legal settlement gain(e)	—	—	(1,333)	—
Total EBITDA adjustments	$656	$2,103	$3,079	$9,471

Adjusted EBITDA
EBITDA	$14,575	$4,126	$37,506	$5,684
Add: EBITDA Adjustments	656	2,103	3,079	9,471
Adjusted EBITDA	$15,231	$6,229	$40,585	$15,155

Consolidated income (loss) from continuing operations:
Consolidated income (loss) from continuing operations before income taxes	$9,102	$(62)	$21,051	$(6,062)
Less: Income tax expense (benefit)	3,781	421	8,168	(2,230)
Consolidated income (loss) from continuing operations	$5,321	$(483)	$12,883	$(3,832)

Consolidated income (loss) from continuing operations before income taxes	$9,102	$(62)	$21,051	$(6,062)
Add: EBITDA Adjustments	656	2,103	3,079	9,471
Amortization of purchased intangibles(f)	1,441	418	4,389	907
Adjusted income from continuing operations before income taxes	11,199	2,459	28,519	4,316
Less: Adjusted income tax expense	4,652	905	11,065	1,588
Non-GAAP consolidated income from continuing operations	$6,547	$1,554	$17,454	$2,728

Diluted earnings per share:
GAAP diluted EPS
Consolidated income (loss) from continuing operations	$0.43	$(0.04)	$1.04	$(0.32)
Non-GAAP diluted EPS
Non-GAAP consolidated income from continuing operations	$0.52	$0.12	$1.41	$0.22

GAAP diluted weighted average number of common shares outstanding	12,503	11,976	12,398	12,101
Non-GAAP diluted weighted average number of common shares outstanding	12,503	12,476 (g)	12,398	12,673 (g)

(a)	EBITDA — earnings from continuing operations before interest, taxes, depreciation and amortization.
(b)	Relates to costs incurred resulting from our 2015 acquisitions.
(c)	Includes employee severance related costs related to our cost reduction initiative and lease vacancy costs.
(d)	Relates to the write-off of internally developed software work in process related to our upcoming CRM system, which was one component of our overall ERP system conversion, in favor of a similar CRM system already configured and in production at En Pointe.
(e)	Relates to gain resulting from a class action settlement related to the DRAM Indirect Antitrust Litigation.
(f)	Includes amortization expense for acquisition-related intangible assets, which include trademarks, trade names, non-compete agreements and customer relationships.
(g)	Includes approximately 500,000 and 572,000 dilutive shares for the three and nine months ended September 30, 2015, respectively, for computation of non-GAAP diluted EPS.

7

PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$9,940	$11,176
Accounts receivable, net of allowances of $1,018 and $558	377,764	341,018
Inventories	79,014	55,386
Prepaid expenses and other current assets	23,804	17,880
Deferred income taxes	3,559	4,425
Asset held for sale	5,812	5,812
Total current assets	499,893	435,697
Property and equipment, net	55,101	56,774
Goodwill	81,434	80,552
Intangible assets, net	16,571	20,807
Deferred income taxes	805	939
Other assets	4,744	5,404
Total assets	$658,548	$600,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$280,864	$201,524
Accrued expenses and other current liabilities	67,172	51,580
Deferred revenue	16,043	11,455
Line of credit	121,689	162,439
Notes payable — current	3,975	12,912
Note payable related to asset held for sale	4,651	4,799
Current liabilities of discontinued operations	149	153
Total current liabilities	494,543	444,862
Notes payable	27,325	21,454
Other long-term liabilities	10,175	20,289
Deferred income taxes	4,123	4,053
Total liabilities	536,166	490,658
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 16,311,374 and 16,007,613 shares issued; 11,813,009 and 11,914,946 shares outstanding	16	16
Additional paid-in capital	126,081	122,932
Treasury stock, at cost: 4,498,365 and 4,092,667 shares	(26,934)	(23,326)
Accumulated other comprehensive loss	(322)	(765)
Retained earnings	23,541	10,658
Total stockholders’ equity	122,382	109,515
Total liabilities and stockholders’ equity	$658,548	$600,173

8

PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2016	2015
Cash Flows From Operating Activities
Net income (loss)	$12,883	$(4,091)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	11,922	9,085
Write-off of software work in process	—	3,327
Provision for deferred income taxes	1,034	(365)
Excess tax benefit related to stock option exercises	(392)	(207)
Non-cash stock-based compensation	1,457	1,220
Change in operating assets and liabilities:
Accounts receivable	(36,824)	(99,627)
Inventories	(23,699)	8,154
Prepaid expenses and other current assets	(5,807)	(7,401)
Other assets	1,225	1,211
Accounts payable	90,517	67,602
Accrued expenses and other current liabilities	16,215	9,668
Deferred revenue	4,588	5,119
Total adjustments	60,236	(2,214)
Net cash provided by (used in) operating activities	73,119	(6,305)
Cash Flows From Investing Activities
Acquisition of assets of En Pointe	—	(17,295)
Acquisition of assets of Systemax	(400)	—
Acquisition of Acrodex	(93)	—
Purchases of property and equipment	(5,057)	(19,666)
Net cash used in investing activities	(5,550)	(36,961)
Cash Flows From Financing Activities
Net borrowings (payments) under line of credit	(40,750)	30,055
Borrowings under notes payable	525	17,695
Payments under notes payable	(3,739)	(3,451)
Change in book overdraft	(11,180)	12,721
Payments of obligations under capital leases	(1,832)	(1,803)
Payments of earn-out liability	(9,820)	(5,443)
Net proceeds from stock issued under stock option plans	1,662	596
Payments for deferred financing costs	(655)	(653)
Common shares repurchased and held in treasury	(3,608)	(5,555)
Excess tax benefit related to stock option exercises	392	207
Net cash provided by (used in) financing activities	(69,005)	44,369
Effect of foreign currency on cash flow	200	(1,044)
Net change in cash and cash equivalents	(1,236)	59
Cash and cash equivalents at beginning of the period	11,176	8,892
Cash and cash equivalents at end of the period	$9,940	$8,951
Supplemental Cash Flow Information
Interest paid	$3,925	$2,557
Income taxes paid (refund), net	3,497	(2,922)
Supplemental Non-Cash Investing and Financing Activities
Earn-out liability	$—	$32,500
Financed purchase of property and equipment	795	1,035

9